Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports:

•	dated January 15, 2014 with respect to the consolidated financial statements of American Realty Capital New York City REIT, Inc. and subsidiary as of January 2, 2014 and for the period from December 19, 2013 (date of inception) to January 2, 2014 contained in the Registration Statement and Prospectus.
•	dated September 15, 2014, with respect to the consolidated financial statements of American Realty Capital New York City REIT, Inc. and subsidiary as of December 31, 2013 and for the period from December 19, 2013 (date of inception) to December 31, 2013, which is included in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-11.

We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

October 8, 2014